Exhibit 99.1

SPANISH BROADCASTING SYSTEM SUSPENDS TRADING

IN ITS SERIES B PREFERRED STOCK

MIAMI, FLORIDA, March 26, 2018 – Spanish Broadcasting System, Inc. (the “Company”) announced today certain transfers of the Company’s outstanding 10 ¾% Series B Cumulative Exchangeable Redeemable Preferred Stock (the “Series B Preferred Stock”) may, when attempted, have had no effect as a legal matter and were void and remain void today.  As a result, there are genuine questions regarding valid ownership, or good title, to these shares.   The Company today requested that The Depository Trust Company suspend trading in the Series B Preferred Stock pending the resolution of who validly owns these shares and is considering possible additional steps to protect the lawful owners of its Series B Preferred Stock and innocent parties from ineffective and possibly fraudulent transfers of such shares, among other things.

Background

On November 2, 2017, certain purported holders of the Series B Preferred Stock filed a lawsuit against the Company in the Delaware Court of Chancery, claiming to represent approximately 94% of the outstanding shares of the Series B Preferred Stock and alleging violations by the Company of the Certificate of Designations under which the Series B Preferred Stock was issued, among other things, which the Company has vigorously denied.  As the Company has previously disclosed, if the facts alleged in the Complaint are correct, which the Company has not conceded, then the collective ownership of the outstanding Series B Preferred Stock by non-U.S. entities would, without giving effect to provisions contained in Article X of the Third and Amended Certificate of Incorporation of the Company (the “Charter”), exceed 63% of the outstanding Series B Preferred Stock.  This ownership would result in a violation of Section 310(b)(4) of the Communications Act of 1934, as amended (the “Act”), which limits to 25%, as calculated according to applicable regulations promulgated under the Act, the indirect foreign ownership of Federal Communications Commission (“FCC”) broadcast licensees and would also violate Article X of the Charter, which restricts foreign ownership in the Company to not more than 25% of the aggregate number of shares of the Company’s capital stock outstanding in any class or series entitled to vote on any matter. In addition, it appears that certain of these transactions, if given effect, would have required the prior approval of the FCC of foreign ownership in excess of the 25% limit set forth in the Act.

Company Request for Information from Purported Holders of the Series B Preferred Stock

On November 28, 2017, the Company requested by letter to these purported holders and their counsel the information required from them on an urgent basis so the Company could comply with its statutory obligations under the Act and advise the FCC regarding the extent of its indirect foreign ownership holdings, and so the Company could definitively determine the ownership of the Company’s Series B Preferred Stock. On that date, the Company also filed with the Securities and Exchange Commission a Current Report on Form 8-K summarizing the information request and the potential consequences of having excessive foreign ownership of the Series B Preferred Stock (the “Current Report on Form 8-K”).  In addition, the Company filed a petition for a declaratory ruling with the FCC on December 4, 2017 seeking FCC approval to exceed temporarily the 25% indirect foreign ownership limit (the “Petition”) while the Company takes steps to comply with the Act.  The FCC responded, in part, by directing that additional information must be disclosed to the FCC regarding the identities of the purported holders of the Series B Preferred Stock.  To date, these purported holders of the Series B Preferred Stock have not provided all of the information requested by the Company.  The FCC has granted the Company an extension to April 27, 2018 to provide the FCC with the required information.  Because the Company has not received the necessary information from the purported holders, it cannot at present identify the extent of its foreign ownership or determine which investors have valid title to the Company’s Series B Preferred Stock and which do not.

Charter Provisions

Section 10.2 of the Charter provides that, except as otherwise provided by law, not more than 25% of the aggregate number of shares of capital stock of the Company outstanding in any class or series entitled to vote on any matter before a meeting of the stockholders of the Company shall at any time be held for the account of non-US individuals or entities, or their representatives, or for the account of any corporation organized under the laws of a foreign country.  In addition, the last paragraph of Article X of the Charter provides that any transfers of the Company’s equity securities that would either violate (or would result in a violation of) the Act or that

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required prior FCC approval are “ineffective.”  As a result, those transfers that required prior FCC approval that was not obtained or, if given effect, would result in a violation of the Act, including the foreign ownership limitations set forth in the Act, were ineffective and void by operation of the Charter, and are therefore deemed to have never occurred.

Updating and Clarifying Certain Information

The Company is updating the market, by this press release, to clarify that, while certain of its Series B Preferred Stock may have been transferred to non-U.S. entities, it has not yet issued foreign share certificates evidencing such stock.  In addition, previous to this date, the Company had not yet suspended trading in the Series B Preferred Stock, despite the Company’s stated intent to do so in the Current Report on Form 8-K.  The Company is also clarifying that the suspension of the rights of the holders of the Series B Preferred Stock that was disclosed in the Current Report on Form 8-K suspends such stockholders’ rights to the extent permitted by Delaware law, except that it permits such stockholders to transfer their shares to citizens of the United States, but only to the extent that such stockholders lawfully owned their respective shares of Series B Preferred Stock.  To the extent that an entity or individual purported to acquire Series B Preferred Stock in a transaction that required prior FCC approval or, if given effect, would have placed the Company in violation of foreign ownership restrictions set forth in the Act, by operation of the Charter, that entity or individual does not lawfully own the Series B Preferred Stock at issue and may not lawfully transfer it.

A copy of this press release has been included as an exhibit to the Company’s Current Report on Form 8-K it filed today.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. owns and operates 17 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Networks, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 300 affiliated stations reaching 94% of the U.S. Hispanic audience. SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture.

For more information, visit us online at www.spanishbroadcasting.com.

Contacts:
Analysts and Investors	Analysts, Investors or Media
Richard D. Lara, Esq.	Brad Edwards
General Counsel	The Plunkett Group
(305) 441-6901	(212) 739-6740